Exhibit 3.2

MANAGEMENT CONSULTING AGREEMENT

THIS MANAGEMENT CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 1st day of March 2025 by and between PLC International Investments Inc., an entity controlled by Dominic Colvin (the “Consultant”), and Groestate Inc., a Wyoming Company “Company”). Each of Consultant and Company may be referred to hereinafter as a “Party” and collectively, as the “Parties”.

WHEREAS, Consultant is in the business of providing services for management consulting, business advisory, and operational services; and

WHEREAS, the Client deems it to be in its best interest to retain Consultant to render to the Client such services as set forth herein; and

WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to Client.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Consulting Services. The client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention.

It is acknowledged and agreed by the Client that Consultant carries no professional licenses and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and federal securities laws. The services of Consultant shall be exclusive and Consultant shall not provide any other services as a consultant during the term of this Agreement, and shall not be required to render any specific number of hours or assign specific personnel to the Client or its projects.

Consultant agrees to provide and/or perform the following, hereafter collectively referred to as the “Services”:

Consultant is appointed to serve as President and CEO of Company. Such Services shall be those typically performed by a President and CEO, which shall include, but not be limited to: introductions to programing consultants, managing marketing and sales of Company, managing other executives and employees and consultants of Company, assist in capital raising efforts and initiatives, business development, and such other services as reasonably requested by the Company’s Board of Directors (“Board”) Best Efforts. Consultant shall devote such time and effort, as it deems commercially reasonable and adequate under the circumstances to the affairs of Company to render the consulting services contemplated by this Agreement. Company will not request Consultant to include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. Consultant cannot guarantee results on behalf of Company, but shall pursue all reasonable avenues available. At such time as an interest is expressed by a third party in Company’s needs, Consultant shall notify Company and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by Company in its sole discretion. It is understood that a portion of the compensation paid hereunder is being paid by Company to have Consultant remain available to advise it on transactions on an as-needed basis.

2.	Independent Contractor. Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered creating an employer-employee relationship between the Parties to this Agreement. The Company shall not make social security, worker’s compensation or unemployment insurance payments on behalf of Consultant. The Parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the Services rendered or to be rendered by Consultant. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.

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3.	Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Company as such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the Services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the reasonable discretion of the Consultant, with input from the Board of Directors of the Company.

4.	Term of Agreement. The term of this Agreement shall be month to month, commencing on the date of this Agreement, subject to prior termination as hereinafter provided.

5.	Compensation. In providing the foregoing services, Consultant shall be paid as follows:
a)	Consultant shall receive a monthly retainer of $15,000 USD to be paid at the start of each month. If Company does not have funds to pay the monthly retainer, then such monthly fee will be accrued as a payable and paid when Company has sufficient funds available as solely determined by the Company.

6.	Reimbursement of Expenses. Company shall reimburse Consultant for expenses incurred from requested efforts. Such expenses will be pre-approved by the Company and shall be paid within 15 days of invoice from Consultant.

7.	Client’s Representations. The Company represents that it is in compliance with all applicable laws. The Company further represents that it has not been and is not the subject of any enforcement proceeding or injunction by the Securities and Exchange Commission or any state securities agency.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

SEC Legal Compliance. Consultant hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations, including, but not limited to:

1.	The use, release or other publication of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”)

2.	Disclosure requirements outlined in Section 17B of the Exchange Act regarding the required disclosure of the nature and terms of Consultant’s relationship with Company in any and all Company literature or other communication(s) relating to Company, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

Consultant further acknowledges that by the very nature of its relationship with Company it will, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Exchange Act) Consultant hereby agrees and covenants that:

1.	Consultant will not make any purchases or sales in the stock of Company based on such information.

2.	Consultant will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by CLIENT to do so as may be necessary in the performance of its Services under this Agreement.

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9.	Non-Circumvention. Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any third party in connection with any project, acquisition, any loans or collateral, or other transaction involving any products, transfers or services, or addition, renewal extension, rollover, amendment, renegotiations, new contracts, parallel contracts/agreements, or third party assignments thereof.

10.	Termination.

(a)	Consultant’s relationship with the Company hereunder may be terminated for any reason whatsoever, at any time, by either Party, upon 30 days written prior notice.

(b)	This Agreement shall automatically terminate upon the dissolution, bankruptcy or insolvency of the Client or Consultant.

(c)	This Agreement may be terminated by either Party upon giving written notice to the other party if the other Party is in default hereunder and such default is not cured within fifteen (15) days of receipt of written notice of such default, or immediately if such default cannot be cured.

(d)	Consultant and Company shall have the right and discretion to terminate this Agreement should the other Party in performing their duties hereunder, violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Client.

(e)	In the event of any termination hereunder all funds paid to the Consultant through the date of termination shall be fully earned and non-refundable and the Parties shall have no further responsibilities to each other except that the (i) Client shall be responsible to make any and all payments if any, due to the Consultant through the date of the termination and the Consultant shall be responsible to comply with the provisions of section 10, 12, and 13 hereof, which will survive termination.
12.	Work Product. It is agreed that all information and materials produced for the Company shall be the property of the Company, free and clear of all claims thereto by the Consultant, and the Consultant shall retain no claim of authorship therein. All Services performed hereunder shall be “Work for Hire” for the benefit of the Company as such term is defined in Section 101 of the U.S. Copyright Act.
13.	Confidentiality. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Company and its affiliates that are valuable, special and unique assets and property of the Company and such affiliates. The Consultant will not, during the term of this Agreement and anytime thereafter, disclose, without the prior written consent or authorization of the Company, any of such information to any person, for any reason or purpose whatsoever. The Company and Consultant agree, at the Company’s request, to enter into the Company’s standard confidentiality and invention assignment agreement..

14.	Conflict of Interest. The Consultant shall work full time on the Services, but with prior approval of the Board of Directors of the Company, shall be authorized to perform services for other persons. The Consultant will notify the Company of its intention to perform services for any other person, which could conflict with its obligations under the Agreement. Upon receiving such notice, the Company may terminate this Agreement or consent to the Consultant’s outside consulting activities; failure to terminate, this Agreement within seven (7) business days of receipt of written notice of conflict shall constitute the Company’s ongoing consent to the Consultant’s outside consulting services.

15.	Disclaimer of Responsibility for Act of the Client. Unless in violation of its fiduciary duties under applicable law, Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions, made by the Company or any affiliates or subsidiaries of the Company.

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16.	Indemnification.

(a) Each Party shall protect, defend, indemnify and hold the other Party and its assigns and attorneys, accountants, employees, officers and director harmless from and against all third-party losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by a Party herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by a Party (c) a violation of state or federal securities laws.

17.	Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal office of each party.

18.	Waiver of Breach. Any waiver by either party or a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by any Party.

19.	Assignment. This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Company.

20.	Applicable Law. It is the intention of the Parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Wyoming.

21.	Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

22.	Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the Parties.

23.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the Parties hereto. Each Party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

24.	Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the JAMs under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Orange County, California.
25.	Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

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IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

If you are in agreement with the foregoing, please execute and return one copy of this letter to the undersigned. Thank you. We look forward to working with you.

CONSULTANT:

PLC INTERNATIONAL INVESTMENTS INC

By: DOMINIC COLVIN, CEO	DATE: March 1, 2025

COMPANY:
GROESTATE INC.

By: DEAN MEDWID	DATE: March 1, 2025

Title: COO

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